EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Sanders Morris Harris Group Inc.:

We consent to incorporation by reference in the registration statements (No. 333-72325 and 333-37326) on Form S-8 and the registration statement (No. 333-35912) on Form S-3 of Sanders Morris Harris Group Inc. of 1) our report dated March 11, 2002, with respect to the consolidated balance sheet of Sanders Morris Harris Group Inc. and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, 2) our report dated February 22, 2002 with respect to the statements of assets, liabilities and partners’ capital of Corporate Opportunities Fund, L.P., including the schedule of investments, as of December 31, 2001, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and 3) our report dated February 22, 2002 with respect to the statements of assets, liabilities and partners’ capital of Corporate Opportunities Fund (Institutional), L.P. including the schedule of investments, as of December 31, 2001, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, which reports appear in the December 31, 2001 annual report on Form 10-K of Sanders Morris Harris Group Inc.

/s/ KPMG LLP
KPMG LLP

Houston, Texas

April 1, 2002